Teucrium Commodity Trust POSAM

Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 7, 2017, with respect to the combined financial statements of Teucrium Trading, LLC (a Delaware limited liability company) and Affiliate included in the Current Report of Teucrium Commodity Trust on Form 8-K filed with the U.S. Securities and Exchange Commission on April 7, 2017. We consent to the incorporation by reference of said report in the Registration Statement of Teucrium Commodity Trust on Form S-1 (File No. 333-212481), and to the use of our name as it appears under the caption "Experts”.

/s/ GRANT THORNTON LLP

New York, New York

April 11, 2017

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